Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated January 27, 2021 relating to the financial statements of AB Global Real Estate Investment Fund, Inc. for the year ended November 30, 2020, which is incorporated by reference in this Post-Effective Amendment No. 40 to the Registration Statement (Form N-1A No. 333-08153) of AB Global Real Estate Investment Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

February 26, 2021